United States
                    Securities and Exchange Commission
                          Washington, DC  20549


                                 FORM 8-K
                              CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


    Date of report (Date of earliest event reported): April 30, 2010


                            NASB FINANCIAL, INC.
           (Exact Name of Registrant as Specified in its Charter)


                                  MISSOURI
       (State or Other Jurisdiction of Incorporation or Organization)


         0-24033                             43-1805201
 (Commission File Number)       (I. R. S. Employer Identification No.)


                          12498 South 71 Highway
                         Grandview, Missouri 64030
           (Address of Principal Executive offices)(Zip Code)


  Registrant's telephone number, including area code:  (816) 765-2200


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01 Entry into a Material Definitive Agreement

On April 30, 2010, the Board of Directors (the "Board") of North American Savings Bank, F.S.B. (the "Bank"), a wholly owned subsidiary of NASB Financial, Inc. (the "Company") entered into a Supervisory Agreement (the "Agreement") with the Office of Thrift Supervision ("OTS"), the Bank's primary regulator, effective as of that date. Despite the Bank's entry into the Agreement with OTS, OTS provided written notification to the Board that, pursuant to 12 CFR 563.555, the Bank is not deemed to be in "troubled condition."

Pursuant to the Agreement, the Bank must engage an independent third party consultant to review the Bank's Internal Asset Review ("IAR") structure, non-homogenous loan portfolio, and Allowance for Loan and Lease Losses ("ALLL") methodology. In accordance with the Agreement, the Bank must obtain and submit to OTS by May 5, 2010, written reports from the independent consultant that include:

   a. An assessment of the adequacy of the Bank's IAR structure, policies, procedures, and practices in accordance with applicable regulatory guidance (the "IAR Report").

   b. An in-depth review of the Bank's non-homogenous loan portfolio and an assessment of the consultant's asset classification review of no less than 70% of such loans (the "Asset
      Classification Report").

   c. A review of the Bank's ALLL methodology and (a) an assessment of whether the Bank's ALLL methodology is consistent with applicable laws, regulations and regulatory guidance; and (b) a determination of whether the Bank's ALLL is adequate, given the Bank's risk profile and in light of the findings set forth in the IAR Report and the Asset Classification Report (the "ALLL Report").

Following the independent third party's assessment of the foregoing, the Agreement requires the Bank to submit to OTS by May 20, 2010, written action plans that specifically address the findings and recommendations documented in each of the IAR Report, the Assets Classification Report and the ALLL Report. Once approved by OTS, the Bank must implement and comply with each of the action plans.

The Agreement also requires the Bank to submit to OTS by June 15, 2010, a comprehensive written plan ("Classified Asset Reduction Plan") to reduce its classified assets, including targets and timeframes for classified asset levels as a percentage of Tier 1 capital and ALLL, descriptions of the manner and methods for reducing classified assets to the targets, and relevant assumptions and projections with supporting documentation. Once approved by OTS, the Bank must implement and comply with the Classified Asset Reduction Plan and, beginning with the quarter ending June 30, 2010, prepare quarterly written asset status reports regarding the implementation of the Classified Asset Reduction Plan.


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In addition to the foregoing, the Agreement obligates the Bank to make the following affirmative covenants, effective immediately:




  a. The Bank will not upgrade any internal asset classifications on non-homogenous loans without a prior written notice of non-objection from OTS, unless the classified asset is sold or paid off.

  b. The Bank will not declare or pay dividends or make other capital distributions without the prior written approval of OTS.

  c. The Bank will not increase the dollar amount of its brokered deposits beyond amounts held as of February 25, 2010, excluding interest credited to existing borrowings, without the prior written notice of non-objection from OTS.

The Agreement further requires the Bank to submit to OTS by May 15, 2010, a written detailed brokered deposit plan that covers the period of June 30, 2010 through June 30, 2012 (the "Brokered Deposit Plan"). Once approved by OTS, the Bank must implement and comply with the Brokered Deposit Plan and, beginning with the quarter ending June 30, 2012, the Board must review quarterly variance reports on the Bank's compliance with the Brokered Deposit Plan. The Bank may not modify the Brokered Deposit Plan without the prior written notice of non-objection from OTS.

Finally, beginning with the quarter ending June 30, 2010, the Board must adopt and submit to OTS a Board resolution affirming that the Bank has complied with each provision of the Agreement in effect during the immediately preceding quarter, except as otherwise stated therein.

The Agreement will remain in effect until terminated, modified or suspended by OTS.

The foregoing description of the material provisions of the Agreement is qualified in its entirety by reference to the full text of the Supervisory Agreement, a copy of which is attached hereto as Exhibit
10.1 and incorporated herein by reference.


Item 8.01 Other Events

On May 3, 2010, the Company issued a press release announcing that the Board of the Bank entered into a Supervisory Agreement with OTS, as described above. The Company incorporates herein by reference the press release dated May 3, 2010, attached hereto as Exhibit 99.1.

In furtherance of the Bank's obligations under the Agreement, the Board of Directors of the Company adopted a resolution to suspend the quarterly dividend payments associated with the Company's common stock.


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Item 9.01 Financial Statements and Exhibits

(d) Exhibits

    10.1 Supervisory Agreement dated as of April 30, 2010, between the Board of Directors of North American Savings Bank, F.S.B. and the Office of Thrift Supervision.

    99.1  Press Release dated May 3, 2010.


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                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           NASB FINANCIAL, INC.

May 5, 2010                          By:    /s/ Rhonda Nyhus
                                            Rhonda Nyhus
                                            Vice President and
                                              Treasurer



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